Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
908-672-1321 (mobile)	mbooher@avaya.com
lynnnewman@avaya.com

AVAYA ANNOUNCES INITIAL TENDER OFFER RESULTS FOR UBIQUITY SOFTWARE

FOR IMMEDIATE RELEASE: THURSDAY, FEBRUARY 15, 2007

BASKING RIDGE, N. J. – Avaya Inc. (NYSE:AV), a leading global provider of business communications applications, systems and services, today said its wholly owned subsidiary, Avaya International Enterprises Limited, has received binding acceptances representing 96.7 percent of the outstanding shares of Ubiquity Software Corporation plc (LSE: UBQ.L) through its tender offer and has declared the offer wholly unconditional.

At a price of 37.3 pence per share in cash, this represents an aggregate purchase price for the tendered shares of £67 million ($131.5 million). (1)

The company said the tender offer remains open to additional acceptances at the same price until further notice.

“As we move forward to integrate Ubiquity’s software platform into our portfolio, we’ll build on the strength of our applications development and management teams to deliver powerful Intelligent Communications solutions to customers, “said Stuart Wells, senior vice president and president, Global Communications Solutions, Avaya.   “These solutions can help our customers gain a compelling marketplace advantage because of the crucial role communications can play in transforming a business to deliver better operational results.”

As a result of the acquisition, Avaya said it expects a small increase in selling general and administrative expenses in the second fiscal quarter of 2007.   The company also said as a result of increased investment in research and development and the addition of Ubiquity Software, it expects research and development expenses as a percent of revenue in the second fiscal quarter to be in a range of 9.4 percent.

(1) Calculated using an exchange rate of £1=US$1.9626, the Citibank noon bench-mark rate on February 14, 2007, and on the basis of a fully diluted share capital of Ubiquity.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications – and distinguished by comprehensive worldwide services – Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com.

This news release contains forward-looking statements related to the effect of the Ubiquity acquisition on Avaya’s results and business that is based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, the ability to successfully integrate the Ubiquity acquisition or other acquisitions, general industry market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations and the economic, political, and other risks associated with non-U.S. sales and operations, U.S. and non-U.S. government regulation, price and product competition, rapid or disruptive technological development, issues related to our supply chain, the ability to integrate Ubiquity’s products with, and leverage Ubiquity’s products in the development of, Avaya’s products, dependence on new product development, the successful and timely introduction of new products, risks related to inventory, the mix of products and services, customer demand for products and services, control of costs and expenses, the ability to attract and retain qualified employees and the ability to form and implement alliances.

For a further list and description of such risks and uncertainties, see the reports filed by Avaya with the US Securities and Exchange Commission.  Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This news release does not constitute or form part of an offer to sell or invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to the proposed offer or otherwise.  The tender offer has been made solely by the formal offer document and the related form of acceptance accompanying the formal offer document, which contain the full terms and conditions of the offer, including details of how the offer may be accepted.

The availability of the offer to Ubiquity shareholders who are not resident in and citizens of the UK may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens.  Such persons (including, without limitation, nominees, trustees and custodians) should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions.  Further details in relation to overseas Ubiquity shareholders are set out in the formal offer document.